Exhibit 10.23
TECHNOLOGY OUTSOURCING AGREEMENT
     This Master Agreement is made as of the 26 day of January, 2007 (the “Effective Date”), by and between Oriental Financial Group Inc., a Puerto Rico financial holding company (“Customer”), and Metavante Corporation, a Wisconsin corporation (“Metavante”).
     Customer desires Metavante to provide to Customer the services and licenses as set forth in this Agreement and its amendments, and Metavante desires to provide such services and licenses to Customer, all as provided in this Agreement and its amendments.
     THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:
     Metavante shall provide to Customer and Customer shall receive from Metavante, all upon the terms and conditions set forth in this Agreement and Amendments, the Services and licenses specified. The term of this Agreement shall commence on the Effective Date and end on November 30, 2014 (the “Initial Term”). The parties also agree to use their best efforts to perform the Conversion(s) such that the Commencement Date occurs on or before November 5, 2007.
     As of the Effective Date, the parties acknowledge that this Agreement includes the following Schedules:
Current Capabilities Schedule

Conversion Plan Schedule

Services and Charges Schedule

Planned Enhancement and Interface Schedule

Service Level Schedule

Termination Fee Schedule

Strategic Network Solution Schedule (To be added as mutually agreed by Customer and Metavante)

MasterCard® SecureCode™ Service Participation Schedule
     As of the Effective Date, the parties acknowledge that Services and licenses will be provided for Customer and the Affiliates of Customer that are listed in Exhibit A, attached hereto. For purposes of this Agreement, the term “Customer” includes all Affiliates listed in Exhibit A, attached hereto.
     By signing below, the parties agree to the terms and conditions of this Agreement, and Customer appoints Metavante as: (1) Customer’s attorney-in-fact to transmit files and information to the Internal Revenue Service (“IRS”) and the Department of the Treasury of the Commonwealth of Puerto Rico (the “Department”) and to take all appropriate actions in connection therewith and empowers Metavante to authorize the IRS and the Department to release information return documents supplied to the IRS and the Department by Metavante to states which participate in the “Combined Federal/State Program”; and (2) Customer’s agent to sign on Customer’s behalf the Affidavit required by the Form 4804, or any successor form or any other form or document which may be required by the Department. Customer acknowledges that Metavante’s execution of the Form 4804 Affidavit or the equivalent form with the Department on Customer’s behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION		ORIENTAL FINANCIAL GROUP INC.
4900 W. Brown Deer Road		997 San Roberto Street
Brown Deer, WI 53223		Tenth Floor
San Juan, PR 00926

By:	/s/ Paul T. Danola	By:	/s/ José Rafael Fernández

Name:	Paul T. Danola	Name:	José Rafael Fernández
Title:	Senior Executive Vice President Metavante Corporation	Title:	President and Chief Executive Officer

By:	/s/ James R. Geschke

Name:	James R. Geschke

Title:	Executive Vice President

Financial Technology Solutions

TERMS AND CONDITIONS
1. CONSTRUCTION
     1.1. Definitions. Capitalized terms shall have the meaning ascribed to them in Article 18 of this Agreement.
     1.2. References. In this Agreement, references and mention of the word “includes” and “including” shall mean “includes, without limitation” and “including, without limitation,” as applicable, and the word “any” shall mean “any or all”. Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.
     1.3. Interpretation. The terms and conditions of this Agreement and all schedules attached hereto are incorporated herein and deemed part of this Agreement. In the event of a conflict between the general terms and conditions and the terms of any schedules or exhibits attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable schedules and/or exhibits. The schedules and exhibits together with the general terms and conditions shall be interpreted as a single document. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.
     1.4. Affiliates. Customer agrees that it is responsible for ensuring compliance with this Agreement by its Affiliates. Customer agrees to be responsible for the submission of its Affiliates’ data to Metavante for processing and for the transmission to Customer’s Affiliates of such data processed by and received from Metavante. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates. The term Affiliates also includes other entities that become affiliates of Customer after the date of this Agreement, due to a reorganization or restructuring of Customer’s business, which do not cause an increase in the volume of Customer’s transactions.
2. TERM
     2.1. Duration. Unless this Agreement has been earlier terminated, Metavante shall provide a written renewal notice to Customer at least twelve (12) months prior to the expiration of the Initial Term (the “Renewal Notice”). Unless Customer notifies Metavante of its intent not to renew this Agreement in writing within a period of three (3) months following the Renewal Notice, this Agreement shall automatically renew at the end of the Initial Term on the same terms (including pricing terms) for one (1) twelve-month period. Upon expiration of such twelve (12) -month extension, this Agreement shall expire unless renewed in writing by the parties, provided, however, that Metavante may, but has no obligation to, continue to provide all or any portion of the Services thereafter on a month-to-month basis subject to these Terms and Conditions and Metavante’s then-current standard fees and charges.
     2.2. Termination Assistance. Following the expiration or early termination of this Agreement, Metavante shall provide to Customer the Customer Data in the format in which it exists on Metavante’s systems (the “Data Tapes”), in accordance with Metavante’s then-current standard prices for the delivery media. In addition, Metavante agrees to provide to Customer, at Customer’s expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee (“Termination Assistance”). As part of the Termination Assistance, Metavante shall assist Customer to develop a plan for the transition of all Services then being performed by Metavante under this Agreement, from Metavante to Customer or Customer’s designee, on a reasonable schedule developed jointly by Metavante and Customer. Prior to providing any Termination Assistance, Metavante shall deliver to Customer a good-faith estimate of all such Expenses and charges, including charges for custom programming services. Customer understands and agrees that all Expenses and charges for Termination Assistance shall be computed in accordance with Metavante’s then-current standard prices for such products, materials, and services. Customer shall pay for the Customer Data and any Termination Assistance in advance of Metavante providing such data or assistance. Nothing contained herein shall obligate Customer to receive Termination Assistance from Metavante. In the event this Agreement is terminated by Customer pursuant to Section 8.2, Metavante will provide Customer with one (1) set of Data Tapes without charge.
3. LICENSES
     3.1. Customer Marks. Metavante is authorized to use Customer’s service marks and trademarks solely if necessary to perform the Services and solely for the purpose of providing the Services to Customer. Any use of Customer’s marks by Metavante shall be subject to Customer’s prior written approval, which shall not be unreasonably withheld by Customer
     3.2. Incidental Software License. Customer (a) will install and operate copies of certain Metavante-supplied software, if any, that is identified in the Services and Charges Schedule as required for Customer to access or receive certain of the Initial Services, (b) may access certain software that Metavante will make available on the internet, and (c) may be provided with copies of software for demonstration purposes (collectively, the “Incidental Software”). Metavante hereby grants to Customer a personal, nonexclusive, and nontransferable license and right, for the duration of this Agreement, to use the Incidental Software solely in accordance with the applicable Documentation and for no other purposes. Customer shall not do any of the following: (i) distribute, sell, assign, transfer, or sublicense the Incidental Software, or any part thereof, to any third party; (ii) except as specifically set forth in this Agreement, adapt, modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Incidental Software or any part thereof; (iii) copy the Incidental Software, in whole or in part, without including appropriate copyright notices; (iv) except for providing banking services to Customer’s customers, use the Incidental Software in any manner to provide Service Bureau, time sharing, or other computer services to Third Parties; (v) export the Incidental Software outside the United States, either directly or indirectly; and/or (vi) install the Incidental Software on a different platform or interface the Incidental Software to an application written in a different computer language other than that set forth in the Documentation. Within 10 days of the Effective Date of Termination, Customer shall, at its own expense, return the Incidental Software to Metavante and/or destroy all copies thereof.
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     3.3. Licensed Software The following terms apply with respect to Customer’s use of Metavante’s proprietary Teller Insight ™ software (the “Licensed Software”).
          A. Scope of License: The Licensed Software is a copyrighted software product developed and owned by Metavante. All rights are reserved worldwide. Customer is granted a nonexclusive, nontransferable (except to permitted assigns of this Agreement) limited license to use the Licensed Software during the term of this Agreement. Customer shall not sell, lease, copy, distribute, transfer, assign or sublicense the Licensed Software to any third party. Customer will make no more than two (2) copies of the Licensed Software for backup and archival purposes and may make no copies for any other purpose. Customer is responsible for maintaining backup copies of the Licensed Software. The Licensed Software is licensed for use on individual computers and individual network workstations. Customer may change the location at which the Licensed Software is used provided that Customer shall retain records of all locations at which the Licensed Software is used and provide such records to Metavante upon request. The license granted hereby shall commence upon the delivery of the Licensed Software and shall continue until terminated in accordance with the terms contained herein.
          B. Use. Metavante shall have no liability for any failure of the Licensed Software due to the failure of Customer to use the Software in accordance with the documentation provided by Metavante or if the Licensed Software is not workable because of the malfunction of Customer’s hardware or operating system or the failure of such hardware or operating system to perform as represented, or for any other cause beyond Metavante’s control.
          C. Software Support: Metavante will provide to Customer improvements or enhancements as these are developed for the Licensed Software. Program improvements or enhancements shall mean changes to the programs furnished as part of the Licensed Software which result in the correction of program errors, more efficient processing, a reduction in memory requirements, or procedural changes to allow more effective use of the Licensed Software. Metavante shall use reasonable efforts to correct any errors in the Licensed Software that are reported to Metavante in writing during the term of the Software Agreement, provided such errors can be recreated with Metavante’s then current version of the Licensed Software. Software support excludes support required to recover data following Customer’s failure to backup system and excludes support required to install or change any software or hardware, such as a new method of download. On-site services are not provided. In the event the Customer should desire any additional support services relating to the Software, such support services will be available at mutually agreeable pricing and terms. Altering, modifying, maintaining or servicing the Licensed Software by anyone other than Metavante shall relieve Metavante of any obligation under this section.
          D. Delivery and Installation: The Licensed Software will be delivered to the Customer at the time and location designated by the parties or, if the necessary computer equipment and an appropriate installation environment are not available at such time, as soon after such time as the equipment and environment are available as is reasonably practicable.
4. SERVICES
     4.1. Implementation of Services.
          A. Developing of Conversion Plan. Metavante shall, in consultation with Customer, develop a detailed, customized plan for the Conversion (the “Conversion Plan”). The Conversion Plan will include (i) a description of the tasks to be performed for the Conversion; (ii) allocation of responsibility for each of such tasks; and (iii) the estimated scheduled dates on which each task is to be performed. Each party shall designate its Conversion project leader. The Conversion project leaders for each party shall regularly communicate on the progress of the Conversion, the feasibility of the Conversion Dates specified in the Conversion Plan, and such other matters which may affect the smooth transition of the Services. Neither party shall reassign or replace its Conversion project leader during the Conversion without the consent of the other party, except if such individual voluntarily resigns, is dismissed for cause, or is unable to work due to his or her death, disability or other personal reasons. Each party agrees to provide such services and to perform such obligations as are specified as its responsibility in the Conversion Plan and as necessary for it to timely and adequately meet the scheduled dates set forth therein. Each party shall cooperate fully with all reasonable requests of the other party that are necessary to effect the Conversion in a timely and efficient manner. The preliminary Conversion Plan is attached hereto as the Conversion Plan Schedule, and shall be amended as the parties mutually agree. Metavante will be responsible for the Conversion Services defined in the Standard Conversion Services Schedule included herein.
          B. Conversion Resources. Metavante and Customer will each provide a team of qualified individuals to assist in the Conversion effort.
          C. Conversion date. The parties shall each perform their respective obligations under the Conversion Plan such that the Commencement Date occurs on or before November 5, 2007. If the Commencement Date does not occur on or before such date (the “Scheduled Conversion Date”) solely as a result of Metavante’s failure to perform any of its obligations under this Agreement or the Conversion Plan (including the satisfactory completion of the identified Enhancements) and not as a result of any failure by Customer or any Third Party, Customer shall recover liquidated damages equal to the following:
1.	Metavante shall pay Customer $10,000.00 for each month or portion thereof that Metavante fails to have the Commencement Date occur on the Scheduled Conversion Date provided that such amount shall be prorated for any partial month. Metavante will establish a new Scheduled Conversion Date if the above date is missed, subject to Customer’s approval, which shall not be unreasonably withheld.

2.	The recovery of the amounts set forth above by Customer from Metavante shall be Customer’s sole and exclusive monetary recovery from Metavante with respect to Metavante’s failure to complete the Services necessary to have the Commencement Date occur on the Schedule Conversion Date. The parties acknowledge that the foregoing payments constitute reasonable and commercial liquidated damages.
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3.	If the Customer’s Conversion does not occur by June 30, 2008, either party may terminate this Agreement upon written notice provided to the other party on or before July 31, 2008.
Metavante shall pay the amounts set forth above to Customer within 15 business days after Customer’s written request.
          D. Training and Documentation.
               (i) Metavante will provide to Customer, at no charge, one CD-ROM disc, or Internet access that includes all of the User Manuals. The Customer will receive updates to the CD-ROM at no additional charge or Internet updates when available. Customers can purchase paper manuals. For manuals that are not on CD-ROM, and not accessible via the Internet, the Customer will receive one copy of the paper updates at no additional cost. Additionally, as new manuals become available, they will be included on the CD-ROM or accessible via the Internet. Except for its internal use, Customers may not modify, reproduce, or distribute the Documentation without the express consent of Metavante.
               (ii) Metavante shall provide training in accordance with the training schedule developed pursuant to the Conversion Plan. The sessions shall be held at a location mutually agreed upon by the parties. Customer shall be responsible for all Expenses incurred by the participants and Metavante’s trainers in connection with such education and training. If Customer requests that training be conducted at a non-Metavante facility, Customer shall be responsible for providing an adequate training facility.
          E. Account Representatives. Each party shall, prior to Conversion, cause an individual to be assigned (“Account Representative”) to devote time and effort to management of the Services under this Agreement following the Conversion. Neither party shall reassign or replace its Account Representative during the first six (6) months of his or her assignment without the consent of the other party, except if such individual voluntarily resigns, is dismissed for cause, or is unable to work due to his or her death or disability.
          F. Reporting and Meetings. Within sixty (60) days after the Effective Date, the parties shall mutually agree upon an appropriate set of periodic reports to be issued by Metavante to Customer during the Conversion Period and during the remainder of the Term.
          G. Metavante acknowledges that this Agreement is subject to approval by Customer’s board of directors on or before February 15, 2007, and that Customer may terminate this Agreement without payment of the Termination Fee by providing written notice to Metavante on or before that date, provided that an officer of Customer also certifies in writing that Customer’s board of directors did not approve entering into this Agreement. Notwithstanding the foregoing, Customer authorizes and directs Metavante to commence conversion efforts to meet a scheduled Conversion Date of November 5, 2007 for Customer. In the event that Customer terminates this Agreement pursuant to the foregoing, Customer shall, within 30 days of Metavante’s invoice, pay any and all costs and expenses incurred by Metavante for such conversion efforts.
          H. Initial Services. Metavante shall first commence providing the Initial Services on the Commencement Date and/or as specified in the Conversion Plan.
     4.2. Professional Services. Metavante shall perform the Professional Services for Customer as set forth in the Services and Charges Schedule and the Conversion Plan and shall perform additional Professional Services as mutually agreed upon by the parties from time to time under this Agreement, provided that either party may require execution of a separate mutually acceptable professional services agreement prior to Metavante’s performance of Professional Services other than those set forth in the Services and Charges Schedule or the Conversion Plan. Notwithstanding any other provision of this Agreement, Metavante’s maximum liability with respect to any Professional Services performed shall be limited to the value of the Professional Services engagement giving rise to the claim for Damages.
     4.3. Service Levels. Service Levels, if any, relating to a particular Service shall be as set forth in the Service Level Schedule. The parties agree that Metavante’s performance of Services at a level at or above any Service Level shall be satisfactory performance. Metavante shall cure any failure to achieve a Service Level within the period specified within the applicable schedule. Remedies, if any, for failure to achieve a Service Level shall be as set forth in the Service Level Schedule.
     4.4. Payment Services. The following additional terms shall apply with respect to Payment Services. Payment Services are those Services provided by Metavante to effect payments between Customer’s clients and third parties.
          A. Settlement. Metavante may remit or receive funds for Customer as Customer’s payment processor. Customer is exclusively responsible to reimburse Metavante for any and all funds remitted by Metavante to Networks, payees, or third parties in settlement of transactions processed by Metavante for Customer, whether or not Customer is able to collect the amount of any transaction from its customer. Customer shall designate a settlement account at Oriental Bank and Trust in accordance with Metavante’s requirements for the applicable Service. Metavante shall charge the designated settlement account(s) for amounts owed by Customer for settlement. Customer shall, upon Metavante’s demand, immediately pay to Metavante any settlement amount that Metavante is unable to collect from the settlement account for any reason. Metavante will provide Customer with daily settlement and accounting information, and Customer agrees that Customer is responsible for the daily maintenance and reconciliation of all accounting entries. Customer agrees to compensate Metavante for carrying any unfunded settlement based on the Federal Reserve Overnight borrowing rate. Upon prior written notice to Customer, Metavante may terminate this Agreement in the event that settlement remains unfunded by Customer for more than two (2) business days.
          B. Card Services. The following applies to Services provided by Metavante in support of Customer’s debit or credit card issuing or merchant processing programs.
               (i) Networks. Customer acknowledges and agrees that Customer must obtain required memberships in all applicable Networks. If Customer is not a duly licensed card issuing member of any Network, Customer shall execute applications for
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membership and shall provide Metavante with copies of its fully executed membership agreements promptly after receipt by Customer. Metavante agrees to assist Customer in obtaining sponsorship by an appropriate bank, if necessary, for MasterCard or Visa membership. Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Visa, MasterCard, and/or other Networks, as applicable, and shall be solely responsible, as between Customer and Metavante, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer’s failure to comply with the same. Customer acknowledges and agrees that, because Metavante is Customer’s processor, Metavante may receive certain services from MasterCard, Visa, and/or other Networks that Customer could receive directly in the event Customer performed the processing services for itself. Customer agrees that Metavante may pass through to Customer any fees charged to Metavante for such services, and that Metavante has no responsibility or liability to Customer for any such services. Prior to the transfer of the Services to Customer or its designee upon the Effective Date of Termination, Customer shall take all actions required by the applicable Network to effect the transfer. In addition to the charges specified on the Services and Charges Schedule, Customer shall be responsible for (i) all interchange and network provider fees; (ii) all dues, fees, fines, and assessments established by and owed by Customer to any Network; and (iii) for all costs and fees associated with changes to ATM protocol caused by Customer’s conversion to the Services.
               (ii) Card Personalization Services. If Metavante is providing card personalization services for Customer, the following will apply. Delivery of cards will be deemed complete with respect to any order upon Metavante’s delivery of the supply of cards to either the United States Post Office, a common carrier or courier, or Customer’s designated employee or agent. Following delivery of the cards in accordance with the foregoing, the card production services with respect to such order shall be completed, and Metavante shall have no further responsibility whatsoever for any use, abuse, loss, damage, alteration, or theft of cards following delivery. Metavante shall be responsible to produce cards in conformance with applicable network standards and for the proper preparation of mailers (e.g., sealing and addressing). Customer shall notify Metavante in writing of any alleged breach of the foregoing by Metavante. Metavante’s sole responsibility, and Customer’s sole remedy, shall be to provide, at Metavante’s expense, a conforming replacement card to the appropriate cardholder(s).
               (iii) Settlement Account. Customer shall maintain an account at Oriental Bank and Trust for purposes of funding or receiving settlement, as applicable, and authorizes Metavante to charge the settlement account via ACH debit or otherwise for any net settlement owed by Customer to Metavante, and to deposit to the settlement account any net settlement owed by Metavante to Customer. Metavante may offset amounts payable to Customer against amounts payable by Customer for purposes of determining a net settlement amount to charge to the settlement account. For at least 120 days following the Effective Date of Termination, Customer shall maintain a settlement account which Metavante may charge to settle any trailing activity which accrues prior to the Effective Date of Termination (including any chargeback of a transaction which is authorized prior to the Effective Date of Termination). Customer shall pay to Metavante fees to settle such trailing activity in accordance with this Agreement.
               (iv) BIN Transfer. Prior to the transfer of the Services to Customer or its designee upon the expiration of the Term of this Agreement, Customer shall inform Visa and/or MasterCard and/or any other applicable Network in writing (with a copy to Metavante) (1) of the transfer of its Bank Identification Number (BIN) or Interbank Card Association Number, or other identifying number (as applicable) to the new processor, and (2) of the new ACH account number for billing purposes.
               (v) Credit Cards.
1. Customer authorizes Metavante and grants to Metavante power-of-attorney to endorse any and all checks payable to Customer which are received by Metavante in payment of credit card accounts for which Metavante provides payment processing services.
2. Customer may request that Metavante make available to Customer’s credit card cardholders checks or drafts which the cardholders may use to draw on their credit card account. Customer agrees that neither Metavante nor Metavante’s payable through bank shall have any responsibility to review or verify the signature of the drawer of any credit card check, and Customer will be responsible for the full amount of any credit card check paid by Metavante for Customer.
          C. ACH Services.
               (i) General. “ACH Services” means Services whereby Metavante will (i) initiate and/or receive automated clearing house debit and credit entries, and adjustments to debit entries and credit entries to Customer’s account, (ii) credit and/or debit the same to such account. Customer authorizes Metavante to act as Customer’s third-party processor for initiating, transmitting, and/or receiving ACH entries. If agreed to between Customer and Metavante, Metavante shall provide for the posting of ACH entries to Customer deposit accounts. Metavante shall provide reports to Customer showing errors and rejections resulting from ACH entries transmitted on behalf of Customer during a particular day. It shall be Customer’s responsibility to review such reports and correct erroneous ACH entries.
               (ii) Timing. Metavante shall make reasonable efforts to deliver ACH entries to Customer or to an ACH operator, as appropriate, prior to any applicable deadline for such delivery. Metavante shall have no liability to Customer as a result of any late delivery, except to the extent such late delivery is (i) caused by the willful misconduct of Metavante, and (ii) made more than 24 hours after its scheduled deadline
               (iii) NACHA Rules. In providing ACH Services for Customer, Metavante acts as Customer’s third-party service provider and is not itself an “Operator,” “Originator,” “ODFI,” or “RDFI” (as defined under NACHA rules). Customer shall be responsible for compliance with all applicable laws, rules, and regulations regarding Customer’s use of and/or access to the ACH Services, including applicable rules and regulations of the National Automated Clearing House Association (“NACHA”). In particular and as applicable, (i) Customer will provide its depositors with all disclosures required under state and federal law and (ii) shall enter into an agreement with each party that will initiate ACH entries to accounts (an “Originator”) prior to permitting the Originator to initiate ACH entries. Customer shall indemnify Metavante from, defend Metavante against, and hold Metavante harmless from any and all loss, claim,
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or liability to any Third Party from Customer’s breach of the foregoing obligations. Upon notification from Customer of the occurrence of an error or omission with respect to an ACH entry, Metavante shall promptly furnish corrected ACH entry(ies) to the applicable ACH operator, unless the NACHA rules prohibit the processing of the correct ACH entry(ies).
5. FEES
     5.1. Fee Structure. Customer agrees to pay fees for the Initial Services as set forth in the Services and Charges Schedule. If Customer elects to receive Services that are not specifically set forth in the Services and Charges Schedule, Customer agrees to pay fees as mutually agreed upon for such Services. Any Services not identified in the Services and Charges Schedule will be at Metavante’s standard list pricing unless the parties mutually agree to pay for those Services as provided in Section 5.7.
     5.2. Pricing and Operational Assumptions. The Initial Services shall include at least: (A) the functionality enhancements set forth in the Planned Enhancement and Interface Schedule; and (B) the current capabilities identified in the Current Capabilities Schedule.
     5.3. Excluded Costs. The fees set forth in the Services and Charges Schedule do not include Expenses, late fees or charges, or Taxes, all of which shall be the responsibility of Customer.
     5.4. Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good-faith discussions between the parties, Customer shall pay the amounts due under this Agreement minus the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante, on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement. Customer’s right to assert claims under this Agreement shall be subject to Customer’s payment in full of previously invoiced, past due amounts that have not been disputed in accordance with this Section.
     5.5. Terms of Payment. Customer shall pay the Monthly Base Fee in advance on the first day of the calendar month in which the Services are to be performed. Any and all other amounts payable under this Agreement shall be due thirty (30) days following the date of invoice, unless otherwise provided in the Services and Charges Schedule. Undisputed charges not paid by the applicable due date shall be subject to annual interest at the prevailing U.S. prime rate published by Citibank, N.A., from time to time or the highest rate permitted by law, whichever is lower. Customer shall also pay any collection fees, court costs, reasonable attorneys’ fees, and other fees, costs, and charges incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement and which shall be due thirty (30) days following the date of invoice. Customer agrees to maintain a depository account with Oriental Bank and Trust for the payment of amounts payable hereunder and hereby authorizes Metavante to initiate debit entries to such account for the payment of amounts payable hereunder. Customer agrees to provide Metavante with any and all information necessary for Metavante to initiate such debit entries via the Automated Clearing House (ACH) system.
     5.6. Modification of Terms and Pricing. Charges for all Services shall be subject to adjustments on each January 1 which shall not exceed, in aggregate effect, the lesser of (i) an annual rate of five percent (5%), or (ii) the change to the Employment Cost Index (over the applicable period).
     5.7. *The information in this paragraph is intentionally ommitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.
6. PERFORMANCE WARRANTY/DISCLAIMER OF ALL OTHER WARRANTIES
     6.1. Performance Warranty. Metavante warrants that it will provide all Services in a commercially reasonable manner in material conformance with the applicable Documentation (the “Performance Warranty”). Where the parties have agreed upon Service Levels for any aspect of Metavante’s performance, such Service Levels shall apply in lieu of the Performance Warranty. THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 0.
     6.2. Performance Warranty Exclusions. Except as may be otherwise expressly agreed in writing by Metavante, Metavante’s Performance Warranty does not apply to:
          A. defects, problems, or failures caused by the Customer’s nonperformance of obligations essential to Metavante’s performance of its obligations; and/or
          B. defects, problems, or failures caused by an event of force majeure.
© 2006, Metavante Corporation

     6.3. DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND THE WARRANTIES IN ARTICLE 12 HEREOF, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.
7. MODIFICATION OR PARTIAL TERMINATION
     7.1. Modifications to Services. Metavante may relocate, modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time or withdraw, modify, or amend any function of the Services, provided that the functionality of the Services, any applicable Service Levels, and fees are not materially adversely affected. In no event shall this Section 7.1 require Customer to purchase any New Services from Metavante.
     7.2. Partial Termination by Metavante. Except as may be provided in any Schedule, Metavante may, at any time, withdraw any of the Services upon providing ninety (90) days’ prior written notice to Customer, provided that Metavante is withdrawing the Service(s) from its entire client base. Metavante may also terminate any function or any Services immediately upon any final regulatory, legislative, or judicial determination that providing such function or Services is inconsistent with applicable law or regulation or the rights of any Third Party. If Metavante terminates any Service pursuant to this paragraph, Metavante agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service, and the Customer shall not be assessed a Termination Fee for such terminated service.
     7.3. Partial Termination by Customer. Except as may be provided in any Schedule, Customer agrees that, during the Term, Metavante shall be Customer’s sole and exclusive provider of all Services included in Metavante’s Integrated Banking Solution (deposit and loan processing services provided by Metavante as of the Commencement Date). If Customer breaches the foregoing covenant, the same shall constitute a partial termination of this Agreement, and Customer shall pay Metavante the Termination Fee for the affected Service, as liquidated damages and not as a penalty.
8. TERMINATION/DEFAULT
     8.1. Early Termination. The terms and conditions set forth in this Section 8 shall govern the early termination of this Agreement (or any Service).
     8.2. For Cause. If either party fails to perform any of its material obligations (including Section 7.1 hereof) under this Agreement (a “Default”) and does not cure such Default in accordance with this Section, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, and/or recover Damages. Except as provided in Section 4.1 C, a party may terminate the Agreement in accordance with the foregoing if such party provides written notice to the defaulting party and either (a) the defaulting party does not cure the Default within sixty (60) days of the defaulting party’s receipt of notice of the Default, if the Default is capable of cure within sixty (60) days, or (b) if the Default is not capable of cure within sixty (60) days, the defaulting party does not both (i) implement a plan to cure the Default within sixty (60) days of receipt of notice of the Default, and (ii) diligently carry-out the plan in accordance with its terms. The parties acknowledge and agree that a failure to pay any amount when due hereunder shall be a Default that is capable of being cured within thirty (30) days. Except as provided in the Service Level Schedule, the parties acknowledge and agree that any error in processing data, preparation or filing of a report, form, or file, or the failure to perform Services as required hereunder shall be satisfactorily cured upon the completion of accurate re-processing, the preparation or filing of the accurate report, form, or file, or the re-performance of the Services in accordance with applicable requirements, respectively.
     8.3. For Insolvency. In addition to the termination rights set forth in Sections 8.1 and 8.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.
     8.4. Termination for Convenience. Customer may elect to terminate this Agreement for any reason upon six months written notice to Metavante, provided Customer shall pay Metavante the “Termination Fee” defined and computed in accordance with the table below. The “Termination Fee” shall be paid prior to the Effective Date of Termination of the Agreement, as applicable. In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid one-time set-up fees, enhancement fees or implementation fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts exclusively related to Metavante’s performance of the Services under this Agreement.
The Termination Fee shall be an amount equal to a percentage of the Estimated Remaining Value as set forth below. The “Estimated Remaining Value” means the mathematical product of (a) the average monthly fee paid by Customer with respect to the Initial Services during the twelve (12) months immediately preceding the Effective Date of Termination, multiplied by (b) the number of unexpired whole months remaining between the Effective Date of Termination and the expiration of the Initial Term. The Termination Fee shall be equal to the Estimated Remaining Value
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For example, if the Customer chose to terminate for convenience on an agreement with a Commencement Date of January 01, 2007 and provided written notice on July 15, 2009 for a termination date of January 15, 2010, the Estimated Remaining Value would be the average monthly fee during 2009 multiplied by 47 and the Termination Fee would be the Estimated Remaining Value.
     8.5. *The information in this paragraph is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.
     8.6. Cease and Desist Order. Customer may terminate this entire Agreement without payment of the Termination Fee by providing written notice to Metavante no later than thirty (30) days following the date that Metavante is subject to a formal cease and desist order duly and properly issued by either (a) the Federal Deposit Insurance Corporation, or (b) the Office of the Financial Institutions Commissioner for the Commonwealth of Puerto Rico, for knowingly or recklessly participating in (i) any violation of any law or regulation; (ii) any breach of fiduciary duty; or (iii) any unsafe or unsound practice, which violation, breach, or practice caused or is likely to cause more than a minimal financial loss to, or a significant adverse effect on, Customer.
9. LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED
     9.1. Equitable Relief. Either party may seek equitable remedies, including injunctive relief, for a breach of the other party’s obligations under Article 13 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 11.1 below.
     9.2. Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND—including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.
     9.3. *The information in this paragraph is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.
     9.4. Statute of Limitations. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after two(2) years from the date on which the party knew or reasonably should have known of an event for which a cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort (including negligence), or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due Metavante under this Agreement.
     9.5. Tort Claim Waiver. In addition to and not in limitation of any other provision of this Article 9, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability, and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.
     9.6. Liquidated Damages. Customer acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.
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     9.7. Essential Elements. Customer and Metavante acknowledge and agree that the limitations contained in this Article 9 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 9 as a condition to executing this Agreement.
10. INSURANCE AND INDEMNITY.
     10.1. Insurance. Metavante currently maintains and, if available at a reasonable cost, Metavante shall continue to pay for, and maintain in full force and effect during the Term insurance as follows:
          A. Workers’ compensation and employers’ liability insurance with limits to conform with the greater of the amount required by Wisconsin applicable state statutory law or one million dollars ($1,000,000) each accident, including occupational disease coverage;
          B. Commercial general liability insurance with limits not less than three million dollars ($3,000,000) combined single limit for bodily injury, death, and property damage, including personal injury, contractual liability, independent contractors, broad-form property damage, and products and completed operations coverage;
          C. Commercial automobile liability insurance with limits not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable;
          D. Commercial Blanket Bond, including Electronic & Computer Crime or Unauthorized Computer Access coverage, in the amount of not less than ten million dollars ($10,000,000); and
          E. Professional liability insurance (Errors and Omissions) with limits not less than three million dollars ($3,000,000) annual aggregate for all claims each policy year for computer programming and electronic data processing services.
          F. Claims Made Coverages. To the extent any insurance coverage required under this Section is purchased on a “claims-made” basis, such insurance shall cover all prior acts of Metavante during the Term, and such insurance shall be continuously maintained until at least four (4) years beyond the expiration or termination of the Term, or Metavante shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least four (4) years from the occurrence of either such event.
          G. Certificates Of Insurance. Certificates of Insurance evidencing all coverages described in this Section shall be furnished to Customer upon request.
     10.2. Indemnity.
          A. Except as provided in 10.2B below, Customer shall indemnify Metavante from, defend Metavante against, and pay any final judgments awarded against Metavante, resulting from any claim brought by a Third Party against Metavante based on Customer’s use of the Services to support its operations, Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.
          B. Metavante shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, resulting from any claim brought by a Third Party against Customer based on Metavante’s alleged infringement of any patent, copyright, or trademark of such Third Party under the laws of the United States, unless and except to the extent that such infringement is caused by Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.
     10.3. Indemnification Procedures. If any Third Party makes a claim covered by Section 10.2 against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. The indemnitee shall cooperate fully with and assist the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.
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11. DISPUTE RESOLUTION
     11.1. Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the representatives of each party who customarily manages the relationship between the parties. If such representatives are unable to resolve the dispute within five (5) Business Days after referral of the matter to them, the managers of the representatives shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 11.1, except to the extent necessary to preserve its rights or maintain a superior position against other creditors or claimants.
     11.2. Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 11, Metavante shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to Metavante in a timely manner.
12. AUTHORITY
     12.1. Metavante. Metavante warrants that:
          A. Metavante has the right to provide the Services hereunder, using all computer software required for that purpose.
          B. Metavante is a corporation validly existing and in active status under the laws of the State of Wisconsin. It has all the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by Metavante, and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization, or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement
     12.2. Customer. Customer warrants that:
          A. Customer has all required licenses and approvals necessary to use the Services in the operation of its business.
          B. Customer is validly existing and in good standing under the laws of the state of its incorporation or charter, or if a national bank, the United States of America. It has all the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by Customer, and this Agreement is enforceable in accordance with its terms against Customer. No approval, authorization, or consent of any governmental or regulatory authorities is required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.
          C. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information (as defined in Section 13.3), and such Confidential Information is or may be subject to the Privacy Regulations, such disclosure or use shall be permitted by the Privacy Regulations and by any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations.
13. CONFIDENTIALITY AND OWNERSHIP
     13.1. Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and its Confidential Information (as defined in Section 13.3), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer’s premises.
     13.2. Metavante Systems. Customer acknowledges that it has no rights in any of Metavante’s software, systems, documentation, guidelines, procedures, and similar related materials or any modifications thereof, unless and except as expressly granted under this Agreement.
     13.3. Confidential Information. “Confidential Information” of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customer, all Customer Data. Confidential Information shall not include: (a) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement; (b) information independently developed by the receiving party; (c) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (d) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.
     13.4. Obligations of the Parties. Except as permitted under this Section 13.4 and applicable law, neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party’s Confidential Information available to any Third Party without the prior written consent of the other party. Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Customer may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to
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prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors (a) of its confidentiality obligations hereunder and (b) not to attempt to circumvent any such security procedures and devices. Each party’s obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement. A party may disclose the other party’s Confidential Information if required to do so by subpoena, court or regulatory order, or other legal process, provided the party notifies the disclosing party of its receipt of such process, and reasonably cooperates, at the disclosing party’s expense, with efforts of the disclosing party to prevent or limit disclosure in response to such process.
     13.5. Information Security. Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iv) ensure the proper disposal of Customer Data. Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (a) protect the security and integrity of Metavante’s systems and servers on which Customer Data is stored, and (b) protect against unauthorized access to or use of Metavante’s systems and servers on which Customer Data is stored. Metavante will (1) take appropriate action to address any incident of unauthorized access to Customer Data and (2) notify Customer as soon as possible of any incident of unauthorized access to Sensitive Customer Information and any other breach in Metavante’s security that materially affects Customer or Customer’s customers If the primary federal regulator for Customer is the Office of Thrift Supervision (the “OTS”), Metavante will also notify the OTS as soon as possible of any breach in Metavante’s security that materially affects Customer or Customer’s customers. Either party may change its security procedures from time to time as commercially reasonable to address operations risks and concerns in compliance with the requirements of this section.
     13.6. Ownership and Proprietary Rights. Metavante reserves the right to determine the hardware, software, and tools to be used by Metavante in performing the Services. Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and Information, and any and all derivative works based thereon. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. Customer agrees that the Metavante Proprietary Materials and Information are not “work made for hire” within the meaning of U.S. Copyright Act, 17 U.S.C. Section 101.
     13.7. The Privacy Regulations. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (a) to review any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if requested by Metavante, Customer shall promptly provide Metavante with any such notice, and (b) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante’s sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.
     13.8. Publicity. Neither party shall refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists, or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Customer’s name in Metavante’s customer list and may identify Customer as its customer in its sales presentations and marketing materials without obtaining Customer’s prior consent. Notwithstanding the foregoing, at Metavante’s request, Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. Customer agrees that such press release shall be deemed approved by Customer only if written approval notification has been provided by Customer to Metavante, which approval shall not be unreasonably withheld. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), including promotional or marketing material, but not including (a) announcements intended solely for internal distribution, or (b) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release. Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within five (5) Business Days of receiving same. Disputes regarding the reasonableness of objections to the joint press release or any Disclosures shall be subject to the Dispute Resolution Procedures of Section 11.1 above.
14. REGULATORY COMPLIANCE AND ASSURANCES
     14.1. Legal Requirements.
          A. Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by Metavante) the Legal Requirements. Based on Customer’s instructions, Metavante shall select the processing parameter settings, features, and options (collectively, the “Parameters”) within Metavante’s system that will apply to Customer. Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals. Metavante shall perform system processing in accordance with the Parameters.
          B. Subject to the foregoing, Metavante shall perform an on-going review of federal laws, rules, and regulations. Metavante shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws, rules, and regulations applicable to such features and functions, in a non-custom environment. For any new federal laws, rules, and regulations, Metavante will perform a business review, with input from Metavante’s customers and user groups. If Metavante elects to support a new federal law, rule, or regulation through changes to the Metavante Software, Metavante shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws, rules, and regulations.
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          C. In any event, Metavante shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal, Puerto Rico, and state laws, rules, and regulations applicable to the Services being provided by Metavante to Customer, including in those instances when Metavante has elected to, but it is not commercially practicable to, modify the Metavante Software prior to the regulatory deadline for compliance.
     14.2. Regulatory Assurances. Metavante and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer’s regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, Metavante agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse Metavante for reasonable costs actually incurred due to any such examination or regulation that is performed solely for the purpose of examining Services used by Customer by Puerto Rico authorities.
          A. Notice Requirements. Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to Federal Regulators as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.
          B. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer’s business, including any Federal, State or Puerto Rico Regulator. The Director of Examinations of any Federal, State or Puerto Rico Regulator or his or her designated representative shall have the right to ask for and to receive directly from Metavante any reports, summaries, or information contained in or derived from data in the possession of Metavante related to the Customer. Metavante shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer’s records maintained by Metavante, if Metavante is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that Metavante is authorized to provide all such described records when formally required to do so by a Federal, State or Puerto Rico Regulator.
          C. Audits. Metavante shall cause a Third Party review of its operations and related internal controls to be conducted annually by its independent auditors in accordance with SAS 70 of the AICPA for Type II audits. Metavante shall provide to Customer one copy of the audit report resulting from such review.
          D. IRS and Treasury Department Filing. Customer represents it has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer’s payees and customers and agrees to attest to this compliance by an affidavit provided annually.
15. DISASTER RECOVERY
     15.1. Services Continuity Plan. Throughout the Term of the Agreement, Metavante shall maintain a Services Continuity Plan (the “Plan”) in compliance with applicable regulatory requirements. Review and acceptance of the Plan, as may be required by any applicable regulatory agency, shall be the responsibility of Customer. Metavante shall cooperate with Customer in conducting such reviews as such regulatory agency may, from time to time, reasonably request. A detailed Executive Summary of the Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.
     15.2. Relocation. If appropriate, Metavante shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements. “Disaster” shall have the meaning set forth in the Plan.
     15.3. Resumption of Services. The Plan provides that, in the event of a Disaster, Metavante will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event Metavante is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster. The determination by Customer to terminate this Agreement shall be effective immediately upon written notification to Metavante. Customer shall receive any credits due and unpaid by Metavante as of the date of termination of this Agreement. During interruption of Services, the payment by Customer for interrupted Services shall be abated.
     15.4. Annual Test. Metavante shall test its Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.
16. MISCELLANEOUS PROVISIONS
     16.1. Equipment and Network. Customer shall obtain and maintain at its own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services, provided that Metavante shall procure certain equipment for Customer as set forth in the Strategic Network Solutions Schedule attached hereto. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines between Customer’s datacenter and the Operations Center, as set forth in the Network Schedule. Metavante maintains and will continue to maintain a network control center with diagnostic capability to monitor reliability and availability of the communication lines described in the Network Schedule, but Metavante shall not be responsible for the continued availability or reliability of such communications lines. Metavante agrees to provide services to install, configure, and support the wide-area network to interconnect Customer to the Operations Center as described in, and subject to the terms and conditions of, the Network Schedule.
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     16.2. Data Backup. Customer shall maintain adequate records for at least ten (10) Business Days, including backup on magnetic tape or other electronic media where transactions are being transmitted to Metavante, from which reconstruction of lost or damaged files or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.
     16.3. Balancing and Controls. Customer shall (a) on a daily basis, review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by Metavante; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and non-dollar transactions were correctly entered. Customer shall be responsible to notify Metavante immediately in the event of any error so that Metavante may initiate timely remedial action to correct any improperly processed data which these reviews disclose. In the event of any error by Metavante in processing any data or preparing any report or file, Metavante shall correct the error by reprocessing the affected data or preparing and issuing a new file or report at no additional cost to Customer.
     16.4. Future Acquisitions. Customer acknowledges that Metavante has established the Fee Schedule(s) and enters into this Agreement on the basis of Metavante’s understanding of the Customer’s current need for Services and Customer’s anticipated future need for Services as a result of internally generated expansion of its customer base. If the Customer expands its operations by acquiring Control of additional financial institutions or if Customer experiences a Change in Control, the following provisions shall apply:
          A. Acquisition of Additional Entities. If, after the Effective Date, Customer acquires Control of one or more financial holding companies, banks, savings and loan associations, or other financial institutions that are not currently Affiliates, Metavante agrees to provide Services for such new Affiliates, and such Affiliates shall automatically be included in the definition of “Customer”; provided that (i) the conversion of each new Affiliate must be scheduled at a mutually agreeable time (taking into account, among other things, the availability of Metavante conversion resources) and must be completed before Metavante has any obligation to provide Services to such new Affiliate; (ii) the Customer will be liable for any and all Expenses in connection with the conversion of such new Affiliate; and (iii) Customer shall pay conversion fees in an amount to be mutually agreed upon with respect to each new Affiliate.
          B. Change in Control of Customer. If a Change in Control occurs with respect to Customer, Metavante agrees to continue to provide Services under this Agreement; provided that (a) Metavante’s obligation to provide Services shall be limited to the Entities comprising the Customer prior to such Change in Control and (b) Metavante’s obligation to provide Services shall be limited in any and all circumstances to the number of accounts processed in the three (3) -month period prior to such Change in Control occurring, plus twenty-five percent (25%).
     16.5. Transmission of Data. If the Services require transportation or transmission of data between Metavante and Customer, the responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between Metavante and Customer shall be borne by Customer. Data lost by Metavante following receipt shall either be restored by Metavante from its backup media or shall be reprocessed from Customer’s backup media at no additional charge to Customer.
     16.6. Reliance on Data. Metavante will perform the Services described in this Agreement on the basis of information furnished by Customer. Metavante shall be entitled to rely upon any such data, information, directions, or instructions as provided by Customer (whether given by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail, other “on line” system or similar means of communication, or orally over the telephone or in person), and shall not be responsible for any liability arising from Metavante’s performance of the Services in accordance with Customer’s instructions. Customer assumes exclusive responsibility for the consequences of any instructions Customer may give Metavante, for Customer’s failure to properly access the Services in the manner prescribed by Metavante, and for Customer’s failure to supply accurate input information. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to Metavante for processing at the earliest possible time.
     16.7. Use of Services. Customer agrees that, except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its bona fide customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party. Customer agrees that Metavante may use all suggestions, improvements, and comments regarding the Services that are furnished by Customer to Metavante in connection with this Agreement, without accounting or reservation. Unless and except to the extent that Metavante has agreed to provide customer support services for Customer, Customer shall be responsible for handling all inquiries of its customers relating to Services performed by Metavante, including inquiries regarding credits or debits to a depositor’s account. Metavante agrees to reasonably assist Customer in responding to such inquiries by providing such information to Customer as Metavante can reasonably provide.
     16.8. Financial Statements. Metavante agrees to furnish to the Customer copies of the then-current annual report for the Marshall & Ilsley Corporation, within forty-five (45) days after such document is made publicly available.
     16.9. Performance by Subcontractors. Customer understands and agrees that the actual performance of the Services may be made by Metavante, one or more Affiliates of Metavante, or subcontractors of any of the foregoing Entities (collectively, the “Eligible Providers”). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of the Services by any Eligible Provider, to the same extent as if Metavante itself performed or failed to perform such services. Customer agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Customer may have arising out of this Agreement or the performance or nonperformance of Services. However, in the event that Customer contracts directly with a Third Party for any products or services, Metavante shall have no liability to Customer for such Third Party’s products or services, even if such products or services are necessary for Customer to access or receive the Services hereunder.
© 2006, Metavante Corporation

     16.10. Solicitation. Neither party shall solicit the employees of the other party for employment during the Term of this Agreement, for any reason. The foregoing shall not preclude either party from employing any such employee (a) who seeks employment with the other party in response to any general advertisement or solicitation that is not specifically directed towards employees of such party or (b) who contacts the other party on his or her own initiative without any direct or indirect solicitation by such party.
     16.11. Taxes. Customer shall be solely and exclusively responsible for the payment of Taxes arising from or relating to the services rendered or material furnished, pursuant to this Agreement. Any other tax or governmental assessment applicable as a result of the execution or performance of any service pursuant to this Agreement, or any materials furnished with respect to this Agreement, including, without limitation, any income, franchise, royalty, privilege, or similar tax on or measured by Metavante’s net income, capital stock, franchise or net worth, as well as any municipal license tax imposed on Metavante’s volume of business, as a consequence of Metavante being deemed engaged in commercial activities within a Puerto Rico municipality, shall be Metavante’s sole and exclusive responsibility. Payments made by Customer to Metavante will be subject to applicable withholding taxes. In the event any taxing authority withholds or intercepts any amount due to Licensor hereunder, which is properly payable by Customer, and after Customer has met withholding requirements, Customer shall pay to Licensor on demand the full amount of such additional withholding or intercepted payment.
17. GENERAL
     17.1. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of New York, excluding its principles of conflict of laws.
     17.2. Venue and Jurisdiction. Intentionally omitted.
     17.3. Entire Agreement; Amendments. This Agreement, together with the schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.
     17.4. Relationship of Parties. The performance by Metavante of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.
     17.5. Assignment. Neither this Agreement nor the rights or obligations hereunder may be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) Metavante’s consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate or Subsidiary of another bank holding company, bank, savings and loan association or other financial institution, so long as the provisions of all applicable Schedules are complied with; and (b) Metavante may freely assign this Agreement so long as it is (i) in connection with a merger, corporate reorganization, or sale of all or substantially all of its assets, stock, or securities, or (ii) to any Entity which is a successor to the assets or the business of Metavante.
     17.6. Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents, and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (a) first-class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (b) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer:	ORIENTAL FINANCIAL GROUP INC.
997 San Roberto Street
Tenth Floor
San Juan, PR 00926
Attn.:
For Billing Purposes:	SAME
In the case of Metavante:	METAVANTE CORPORATION
4900 West Brown Deer Road
Milwaukee WI 53223
Attn: Senior Executive Vice President, Metavante
Corp.
Copy to:
Risk Management and Legal Division
© 2006, Metavante Corporation

     17.7. Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.
     17.8. Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 5, 8, 9, 0, and 17 shall survive the expiration or earlier termination of this Agreement for any reason.
     17.9. Attorneys’ Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys’ fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.
     17.10. No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante.
     17.11. Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other. Notwithstanding the foregoing, an event of force majeure shall not excuse Metavante from performing its obligations under the Plan.
     17.12. Negotiated Agreement. Metavante and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.
     17.13. Waiver of Jury Trial. Each of Customer and Metavante hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, contract or tort, including negligence.
18. DEFINITIONS. The following terms shall have the meanings ascribed to them as follows:
A.	“ACH” shall mean automated clearing house services.

B.	“Affiliate” shall mean, with respect to Customer, those Entities listed in Exhibit A, attached hereto and any other Entity at any time Controlling, Controlled by, or under common Control of Customer to which Customer and Metavante shall agree in writing that it will receive Services under this Agreement. Metavante’s Affiliates are those Entities at any time Controlling, Controlled by, or under common Control of Metavante.

C.	“Agreement” shall mean this master agreement and all schedules and exhibits attached hereto, which are expressly incorporated, any future amendments thereto, and any future schedules and exhibits added hereto by mutual agreement.

D.	“Business Days” shall be Mondays through Fridays except holidays recognized by the Federal Reserve Bank of New York.

E.	“Change in Control” shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of twelve consecutive months commencing before or after the date hereof, individuals who, at the beginning of such twelve-month period, were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

F.	“Commencement Date” shall mean the date on which Metavante first provides the Initial Services to Customer.

G.	“Confidential Information” shall have the meaning set forth in Section 13.3.

H.	“Consumer” shall mean an individual who obtains a financial product or service from Customer to be used primarily for personal, family, or household purposes and who has a continuing relationship with Customer.

I.	“Contract Year” shall mean successive periods of twelve months, the first of which (being slightly longer than twelve (12) months) shall commence on the Commencement Date and terminate on the last day of the month in which the first anniversary of the Commencement Date occurs.

J.	“Control” shall mean the direct or indirect ownership of over fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. “Controlling” shall mean having Control of any Entity, and “Controlled” shall mean being the subject of Control by another Entity.

K.	“Conversion” shall mean (i) the transfer of Customer’s data processing and other information technology services to Metavante’s systems; (ii) completion of upgrades, enhancements and software modifications as set forth in this Agreement; and (iii) completion of all interfaces set forth in this Agreement and full integration thereof such that Customer is able to receive the Initial Services in a live operating environment.
© 2006, Metavante Corporation

L.	“Conversion Date” shall mean the date on which Conversion for Customer or a particular Affiliate has been completed.

M.	“Customer” shall mean the Entity entering into this Agreement with Metavante and all Affiliates of such Entity for whom Metavante agrees to provide Services under this Agreement, as reflected on the first page of this Agreement or amendments executed after the Effective Date.

N.	“Customer Data” means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, necessary for Metavante to provide the Services.

O.	“Damages” shall mean actual and verifiable monetary obligations incurred, or costs paid (except overhead costs, attorneys’ fees, and court costs) which (i) would not have been incurred or paid but for a party’s action or failure to act in breach of this Agreement, and (ii) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages, and/or other damages expressly excluded by the terms of this Agreement.

P.	“Documentation” shall mean Metavante’s standard user instructions relating to the Services, including tutorials, on-screen help, and operating procedures, as provided to Customer in written or electronic form.

Q.	“Effective Date” shall mean the date so defined on the signature page of this Agreement, or, if blank, the date executed by Metavante, as reflected in Metavante’s records.

R.	“Effective Date of Termination” shall mean the last day on which Metavante provides the Services to Customer (excluding any services relating to termination assistance).

S.	“Eligible Provider” shall have the meaning as set forth in Section 16.9.

T.	“Employment Cost Index” shall mean the Employment Cost Index—Civilian (not seasonally adjusted) as promulgated by the United States Department of Labor’s Bureau of Labor Statistics (or any successor index).

U.	“Entity” means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture, or other form of organization, and includes the parties hereto.

V.	“Estimated Remaining Value” shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the three (3) highest monthly fees (but in any event no less than the Monthly Base Fee or other monthly minimums) payable by Customer during the twelve (12) -month period prior to the event giving rise to termination rights under this Agreement. In the event the Effective Date of Termination occurs prior to expiration of the First Contract Year, the monthly fees used in calculating the Estimated Remaining Value shall be the greater of (i) the estimated monthly fees set forth in the Fee Schedule(s) and (ii) the average monthly fees described in the preceding sentence.

W.	“Expenses” shall mean any and all reasonable and direct expenses paid by Metavante to Third Parties in connection with Services provided to or on behalf of Customer under this Agreement, including any postage, supplies, materials, travel and lodging, and telecommunication fees, but not payments by Metavante to Eligible Providers.

X.	“Federal Regulator” shall mean the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable.

Y.	“Fee Schedule” shall mean the portions of schedules containing fees and charges for services rendered to Customer under this Agreement.

Z.	“Initial Services” shall mean all Services requested by Customer from Metavante under this Agreement prior to the Commencement Date, other than the Conversion services. The Initial Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include any additional services requested by Customer prior to the Commencement Date.

AA.	“Initial Term” shall mean the period set forth on the first page of this Agreement.

BB.	“Legal Requirements” shall mean the federal, Puerto Rico, and state laws, rules, and regulations pertaining to Customer’s business.

CC.	“Metavante Proprietary Materials and Information” shall mean the Metavante Software and all source code, object code, documentation (whether electronic, printed, written, or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts, and research (whether in tangible or intangible form or in written or machine-readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine-readable form), developed by Metavante prior to or during the Term of this Agreement, and such other information relating to Metavante or the Metavante Software that Metavante identifies to Customer as proprietary or confidential at the time of disclosure.

DD.	“Metavante Software” shall mean the software owned by Metavante and used to provide the Services.
© 2006, Metavante Corporation

EE.	“Monthly Base Fee” shall mean the minimum monthly fees payable by Customer to Metavante as specifically set forth in the Services and Charges Schedule.

FF.	“Network” shall mean a shared system operating under a common name through which member financial institutions are able to authorize, route, process and settle transactions (e.g., MasterCard and Visa).

GG.	“New Services” shall mean any services that are not included in the Initial Services but which, upon mutual agreement of the parties, are added to this Agreement. Upon such addition, New Services shall be included in the term “Services.”

HH.	“Performance Warranty” shall have the meaning set forth in Section 6.1.

II.	“Plan” shall have the meaning set forth in Section 15.1.

JJ.	“Privacy Regulations” shall mean the regulations promulgated under Section 504 of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as such regulations may be amended from time to time.

KK.	Professional Services” shall mean services provided by Metavante for Conversion, training, and consulting, and services provided by Metavante to review or implement New Services or enhancements to existing Services.

LL.	“Sensitive Customer Information” shall mean Customer Data with respect to a Consumer that is (a) such Consumer’s name, address or telephone number, in conjunction with such Consumer’s Social Security number, account number, credit or debit card number, or a personal identification number or password that would permit access to such Consumer’s account or (b) any combination of components of information relating to such Consumer that would allow a person to log onto or access such Consumer’s account, such as user name and password or password and account number.

MM.	“Services” shall mean the services, functions, and responsibilities described in this Agreement to be performed by Metavante during the Term and shall include New Services that are agreed to by the parties in writing.

NN.	“Service Levels” shall mean those service levels set forth in the Service Level Schedule.

OO.	“Taxes” shall mean any manufacturers, sales, use, gross receipts, excise, personal property, or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege, or similar tax on or measured by Metavante’s net income, capital stock, net worth or municipal license tax imposed on Metavante’s volume of business.

PP.	“Term” shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

QQ.	“Termination Fee” shall have the meaning set forth on the Termination Fee Schedule.

RR.	“Third Party” shall mean any Entity other than the parties or any Affiliates of the parties.

SS.	“Tier 1 Support” shall mean the provision of customer service and technical support to end users. The Metavante customer care agents provide assistance with the following, but not limited to payment verification, payee set up, opening service requests for payment research, user education on how to use the Metavante products, technical support with using and accessing the products, and technical support for some browser issues.

TT.	“Tier 2 Support” shall mean the provision of support to end users for consumer initiated payment issues such as payment not posted, stop payment, late fees, and payment posted for incorrect amount. The Metavante payment research team acts as an advocate to the payee on behalf of the end-user to research and resolve the payment issue in a timely manner.

UU.	“User Manuals” shall mean the documentation provided by Metavante to Customer which describes the features and functionalities of the Services, as modified and updated by the customer bulletins distributed by Metavante from time to time.

VV.	“Visa” shall mean VISA U.S.A., Inc.
© 2006, Metavante Corporation

EXHIBIT A
LIST OF AFFILIATES OF ORIENTAL FINANCIAL GROUP INC.
1. Oriental Bank and Trust
2. Oriental International Bank Inc.
3. Oriental Mortgage Corporation
4. Oriental Financial Services Corp.
5. Oriental Insurance, Inc.
6. Caribbean Pension Consultants, Inc.
© 2006, Metavante Corporation

CURRENT CAPABILITIES SCHEDULE
*The information in this schedule, which consists of 17 pages, is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.

CONVERSION PLAN SCHEDULE
The schedule listed below has been developed based on the information provided to date. Time frames and activities are subject to change as the project is further defined. As applicable, in addition to the schedule below, an issues list accompanies this Schedule to outline specific responsibilities, which are part of this Conversion project plan. The issues list documents the parties’ understandings and commitments as of the Effective Date, and shall be supplemented throughout the Conversion Period as additional information is made available and further agreements are made by the parties.

Weeks Prior
To Conversion	Event
37 Weeks	Project Organization and Administration

Specific individuals to support this Conversion will be assigned at the Customer and at Metavante. Internal project initiation documents will be completed, and a detailed project plan will be developed at Metavante.

36 Weeks	Project Kickoff Meeting

A kickoff meeting is held at the bank to introduce Metavante Conversion Project Management to the Customer’s project team. The overall Conversion process will be reviewed. Specific details will be discussed regarding project scope, roles and responsibilities, Conversion major events, and critical success factors.

Equipment/Network Assessment

Each office will be visited to record the layout of each location from a network perspective and to inventory existing equipment, including terminals, printers, ATM machines, controllers, and modems. This information will be evaluated to determine requirements for the future.

High-Level Application and Operations Review

A discussion of each application will be conducted at a high level to better understand services provided to existing customers. Current operational processes supported, such as item capture, statement rendering, and exception items, will be reviewed as well as interfaces to the current processor to clarify service requirements and special needs.

Conversion Tapes Ordered

Conversion tapes will be ordered from the appropriate service providers.

30 Weeks	Equipment/Network Plan Development

Based on the Equipment/Network Assessment, an Equipment/Network Plan with a network design and hardware/software requirements will be developed.

Staff Training at Metavante

Key individuals from the Bank will attend application training at Metavante to help with Conversion analysis and to prepare to train others at the Bank.

20 Weeks	MIFIL Reports Created

Metavante reports will be produced using the Conversion test tapes to list each field, all values found in each field, and the number of occurrences of each value.

18 Weeks	Product Mapping

Meetings will be conducted with Metavante product support representatives to review the business processes supported by the Bank based on the product knowledge of Bank personnel, current application documentation, and Conversion file record layouts. Each field will be discussed for clarification and determination of the corresponding use on the Metavante System. All backroom support will be reviewed, a general training plan will be developed, and enhancements will be identified.

16 Weeks	Training Bank and Training Network Established

A training Bank will be set up on the Metavante system to facilitate training of Bank staff and testing of the Conversion. The appropriate network and equipment will be installed at designated training locations.

10 Weeks	Test Report Review

Conversion Test Reports will be reviewed by the product support representative with key contacts at the Bank to verify accuracy of the Conversion process. Issues will be identified and addressed.

Operational Analysis

Business processes, as planned, will be reviewed to confirm that system parameters and processes are aligned with operational procedures. Issues will be identified and addressed.
© 2006, Metavante Corporation

Weeks Prior
To Conversion	Event
6 Weeks	Bank Network Installed

The network to support all Bank locations will be installed. As a general rule, one terminal will be installed at each location in preparation for Readiness Review. The remainder of the equipment will be installed during the last few days before the Conversion.

4 Weeks	Readiness Review

This is a three-day test of our preparedness for the live Conversion with Metavante project staff on-site for support. Test scripts will be distributed to Bank personnel at each location for data entry on the training Bank. Nightly posting will be run with item capture test files as input, reports will be produced, and the test Bank will be balanced each day. Bank personnel will be asked to support all functions of this test using operational procedures from data entry to balancing. This will give Bank staff a chance to practice using the system and gain confidence before dealing with their customers in a production environment. It also will serve to validate network configuration, interface processes, staff training, and operational procedures. Issues will be identified and addressed.

2 Weeks	Final Preparation for Conversion

Technical setup for the Conversion will be reviewed for accuracy, and follow-up calls will be made to external firms supporting the Bank to confirm previously made arrangements (Federal Reserve, current software vendors, ATM support, etc.). A detailed Conversion Weekend Plan will be developed and distributed to all key contacts.

0 Weeks	Files Converted, “Live” on Metavante

Files will be converted to Metavante over Conversion weekend, after posting on the old processor for Friday night.

Conversion Support On-Site

The Metavante project manager and product support representatives will be on-site the week following Conversion to support Bank personnel.
© 2006, Metavante Corporation

STANDARD CONVERSION SERVICES
(Any Conversion Services not included in this list are subject to Metavante’s pricing as provided in Section 5.7 of the
     Agreement)
Project Management
•	Overall Implementation Management

•	Manage Conversion Milestones

•	Issue Escalation and Resolution

•	Administer Project Plan

•	Facilitate Periodic Meetings

•	Coordinate Receipt of Data Files

•	Development of Conversion Cut-over Plan
Project Planning
•	Onsite Scope Definition (products and conversion methods)

•	Onsite Conversion Kickoff

•	Detailed definition of Interfaces and Enhancements

•	Provide Samples of Customer, Internal and Vendor Communication

•	Finalize Project Timeline

•	Understand Elements of Success

•	Define Team Structure/Responsibilities

•	Technical Review to Include Network, Equipment and Training Site

Automated Product Conversion of Existing Data
•	Deposits Including Demand, Money Market, NOW, Savings, CD’s, IRA’s, Passbooks

•	Combined Statements

•	Customer Information System (Tape to Tape) Including Deposits, Loans, Cardbase, Safe Deposit, Internet Banking

•	Integrated Funds Management (Transfers)

•	Safe Box

•	Account Analysis

•	Loans Including Commercial, Consumer, Mortgage/Investor, Revolving Credit, Floor Plans

•	On-Line Collections

•	Overdraft Protection (Loan System)

•	Notepad (existing system only)

•	Collateral

•	Tickler

•	Financial Control/General Ledger

•	Internet Banking

•	Bill Payment

•	Account Reconciliation

•	ATM/Debit Cards

•	Credit Cards/Merchant Services

•	ATM Devices
Product Set-Ups (If contracted for)
•	On-line Collections

•	Letter Writer

•	Remote Capture to Include Item Processing Transmission

•	Printback to Include Configuration and Setup of BARR System

•	IRS Government Reporting

•	Currency Transaction Reporting

•	Cash Management

•	ACH

•	Exception Desktop Standard Features

•	Metavante Insight

•	Enterprise Contact Management

•	Credit Revue

•	Shared VRU

•	Information Desktop

•	TellerInsight

•	BankerInsight

•	Star View and PC STAR

•	CIS Householding with base plan for Clean CIS (Post Conversion)

•	Relationship Profitability (Post Conversion)

•	Relationship Packaging (Post Conversion)

•	Marketing Suite (Post Conversion)

•	Financial Control/GL Application Interfaces

•	Holding Company Chart and Control File

•	Chart of Accounts

•	Internet Banking

•	Bill Payment

•	Custom Statement Format

•	Bank Control Setups-System Parameters

•	System Generated Reports

•	ATM Management System

•	Print setup for ATM Receipts and Deposit Envelopes (Parameters dependent on device type)

•	Settlement Manager

•	Debit Dispute System

•	Predictive Risk Management

•	Card Activation

•	Card Personalization with no re-issue

•	GHR Lending
•	Wholesale Website

•	Consumer Lending

•	Mortgage Lending
•	Image Solutions
•	Vision Content (Reports, Deposits, Lending, COLD)

•	Metavante Long Term Archive (7 years)
Product Definition
•	Review of Current Processor Files and Customer Disclosure Information

•	Onsite Product Review and Mapping of Some Applications

•	Creation of Data Extracts from Current Processor Files

•	Branch Software Customization Requirement Definition

•	Automated Data Mapping Tools

•	Assist with MICR Document Definition

•	Assist with Output Form Definition
Testing/Verification
2 Full Test Files and Live Conversion File
•	Duplicate Account Checks and Renumbering of Duplicates

•	One-time Creation of File to Order New Documents for Duplicate Accounts

•	Conversion Program Coding
© 2006, Metavante Corporation

•	Branch Software Testing

•	System to System Reconciliation

•	Reconcile Converted Applications to Converted GL

•	Internal Verification of Converted Data

•	Test “End of Day” Processing

•	Testing the Item Processing Transmissions to Include POD, Bulk File and Inclearings

•	Testing of Report Transmission and Print
Customer Acceptance
•	Provide Test Report and Mapping Specifications for Verification

•	One Set of Pre and Post Verification Reports Provided

•	Provide Guidance For:
•	Converted Data Verification By Customer

•	System Parameter Review

•	Review and Testing of All Software Customization
•	Test Report Provided on CD ROM or Transmission to Optical
Monetary History Conversion
•	Retirement Transactions

•	No Book Transactions for Passbooks

•	Year-to-Date Interest for Both Loans and Deposits

•	Year-to-Date Withholding (back-up and retirement distribution)

•	Year-to-Date Penalty (forfeiture)

•	Retirement Contributions

•	Retirement Distributions

•	Investor Loan History Since Last Cut-off

•	History for Current Year and 2 Prior Years on General Ledger-Balances Only

•	General Ledger Current Year Budget

•	Outstanding Billing Amounts
Technical Setup Coordination
•	Installation of Network Circuits and Communication Equipment

•	Setup Training Site

•	Setup Branch Training Workstations
Training (See Conversion Training Document)
•	Provide “Needs Analysis” to Assist in Determining Training Requirements

•	Provide Tools to Assist in Developing a Training Plan

•	Establish a Production Bank in the Conversion Process to Facilitate Training

•	Train-the-Trainer Classes at a Metavante Location for Core Applications

•	On-site Branch Software Training
Operational Analysis
•	Joint Review of Workflow/Business Processes

•	Process Documented by Job Function
Readiness Review
•	A Coordinated Three Day Event Testing Daily Activities/Workflow

•	Processing in a Production Environment:
•	POD Capture and Posting of Test Data

•	EOD Processing

•	ATM Loads and Communications
•	Onsite Support and Management

•	Customized Application Checklists and Sample Scripts Provided

•	Management Report Identifying Areas of Risk and Follow-up

•	Introduction to Client Relationship Manager
Stabilization Period
•	All Conversion Programs and Software Customization is Frozen to Ensure Stable Environment

•	Managed Process For Changes Required During This Period
Conversion Cut-over
•	Implement Conversion Cut-over Plan

•	Convert Production Files From Current Processor After Friday Night Posting

•	Data Conversion Verification

•	Convert ATM Devices
•	1-50-converted conversion week

•	>50-converted 2-4 weeks prior to conversion week
•	System to System Reconciliation

•	Conversion Reports on CD ROM

•	Assistance in Coordinating:
•	Equipment Installation

•	Deployment and Certification of Final Branch Automation Software
Conversion Week
•	Centralized Onsite Management and Application Support

•	Conduct Daily Management Meetings

•	Document and Monitor Issues

•	Reconcile Converted Applications to General Ledger and Support Daily Balancing Activity Related to Converted Applications

•	Monitor Daily Proof Process
Post Conversion
•	Support for first Account Analysis Statement

•	Support for first Investor Cutoff

•	Year-end Testing

•	Transition to Ongoing Support Area Two Weeks After Conversion Date

•	Transition to Client Relationship Manager
© 2006, Metavante Corporation

ADDITIONAL CUSTOMER CONVERSION RESPONSIBILITIES
1.	Customer shall develop the MS Access based IRA companion application required to accommodate the following:
a.	YTD and Life-to-date taxable vs. non-taxable interest & principal on contributions and distributions (must allow for update of this information based upon transactions passed from Metavante)

b.	Records of early payment of taxes which also reduces total taxable base

c.	Must accept a file from BIC of all automated transactions daily (interest, ACH, automated distributions, etc) and update totals buckets

d.	Indicator must be held of accounts which need to do reporting at end of year of 1st year contributions as 480.7

e.	Any other information not stored by the Metavante Deposit system required for Puerto Rican processing of IRA’s
2.	Customer will be responsible to input account information in the above application to prepare it for live processing post conversion. This information may need to be gathered from a variety of sources including Excel spreadsheets, and historical documents. The information entered must be balanced against the information converted to the Metavante Deposit system.

3.	Customer will be responsible to scan all documents to Vision Content (Treev) associated with IRA’s, and Loans that the bank wishes to have available to support operations post conversion.

4.	Customer will be responsible to build and input all scripts in Spanish into Enterprise Contact Management used for service, sales, and call requests. Metavante will train Customer in the manner to accomplish this authoring.

5.	Customer will be responsible to create all forms for deposit new account origination using Liquid Office in both Spanish and English. Metavante will provide consulting assistance to train Customer personnel in this task.

6.	Customer is responsible to create all custom forms required for their lending programs. Should Customer wish to license any VMP forms in addition to the standard documents provided by GHR, a contract directly with VMP will be required.

7.	Customer must also create the 480.x form in Word (for data merge) that will be fed from Metavante per items a, b, and c below
a.	daily extract of new IRA’s for generation of form 480.x — fed to Word for notice print

b.	daily extract of closed IRA’s for generation of form 480.x — fed to Word for notice print

c.	end of year extract of new IRA’s fed by ACH for generation of form 480.x — fed to Word for notice print
8.	Customer will be responsible to create the Word template to receive the file for data merge and notice production of new Investor CD’s and IRA’s on a specific day of the month.

9.	Customer will be responsible to work with Bankware to accept Metavante’s standard Asset/Liability feed in order to produce the required reporting.

10.	Customer will be responsible to work with Easy Call to accept Metavante’s standard Call Report feed in order to produce the required reporting.

11.	Customer will be responsible to create the extract from the BIC that will be passed to CRA Wiz. Metavante will provide consulting to assist in the bank understanding how to accomplish this.

12.	Customer will be responsible to establish the Excel spreadsheet to accept data from Metavante used in calculating incentive compensation for deposits and loans.

13.	Customer will be responsible to work with USBA to accept Metavante’s standard Baker Hill One Point feed in order to produce the required reporting. If modifications are required assumes bank will accomplish this through a 3rd party provider and an ETL tool or by creating a special extract using the BIC.

14.	Customer to provide resources to identify language requirements for:
a.	bilingual versions of all deposit/loan statements, bills, collection letter, and notices

b.	bilingual retirement statements

c.	bilingual safebox notices

d.	bilingual retirement notices
15.	Customer will be responsible to assist in testing, and provide required Symposium resources to assist with Metavante questions to develop a CTI interface for the following:
a.	real-time TAPI interface for screen pop to ECM

b.	ECM scripting to Symposium soft-phone for outbound calling
16.	Customer will fund S1 development for integration and setup as follows:
a.	S1 setup required to utilize Metavante EII for presentation of e-statements and calling of check images

b.	S1 setup required to change over and test integration to Metavante through Connectware V6

c.	S1 setup required to receive batch BAI2 files from Metavante Deposits and Loans for prior day balances and activity (consulting with Metavante and version upgrade)
17.	Customer will be responsible to contract with Peoplesoft to accommodate any changes necessary to accept Metavante’s standard daily general ledger interface file.

18.	Customer will be responsible to either 1) certify their existing receipt printers for tellers meet Metavante specifications or 2) acquire printers that meet Metavante specifications.

19.	Customer will be responsible to provide data files in an acceptable format (flat files with associated copy books, each record containing appropriate key fields, e.g. account number) of all applications to be converted to Metavante from the appropriate source applications, e.g. Bankway, Onbase, CRM, and any others. If field data required for Metavante conversions is not available in the
© 2006, Metavante Corporation

files provided by Customer, and appropriate default values cannot be determined, Customer will be responsible to enter the required data, or provide complementary data files of the missing information.

20.	File transmissions to/from 3rd party entities will come by way of the PC Barr located at Customer’s location, and will traverse the backbone between Metavante and Customer. Typically files sent from Metavante to a 3rd party, or from a 3rd party to Metavante will contain JCL that will be recognized by the PC Barr for automatic routing. However, if the 3rd party requires the use of special software for the transmission of the files, e.g. NDM, additional costs may be incurred by Customer f or Metavante to setup, test, certify, and perform the transmission(s) in a different fashion.
© 2006, Metavante Corporation

CONVERSION TRAINING AND EDUCATION
*The information in this schedule, which consists of three pages, is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.

SERVICES AND CHARGES SCHEDULE
*The information in this schedule, which consists of eight pages, is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.

PLANNED ENHANCEMENT AND INTERFACE SCHEDULE
*The information in this schedule, which consists of seven pages, is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.

SERVICE LEVEL SCHEDULE
1. GENERAL PROVISIONS
     1.1      Introduction. This Service Level Schedule identifies Service Levels for the Services obtained by Customer from Metavante. These Service Levels are set forth below.
     1.2      Definitions. In addition to the terms defined in Section 18 in the Agreement, the following terms have the following meanings and shall be equally applicable to the singular and plural forms:
A.	“ACH Services” shall mean Services whereby Metavante: initiates and/or receives automated clearing house debit and credit entries, and adjustments to debit entries and credit entries to accounts of End Users; and ▪ credits and/or debits the same to such accounts.

B.	“Availability” shall mean that the Service associated with the applicable Service Level is available to Customer and End Users, as applicable, as contemplated by this Agreement and is functioning normally in all other material respects as defined in each description of each Service Level set forth in this Service Level Schedule.

C.	“Business Case Assessment” shall have the meaning set forth in Section 2 of Attachment A to this Service Level Schedule.

D.	“Business Day” shall mean each Monday through Friday except holidays recognized by the Federal Reserve Bank of New York.

E.	“Business Intelligence Center” or “BIC” shall mean the information support system implemented by Metavante to access key business information contained in the Data Warehouse. The tools included in the BIC offering are designed to support both casual and power Customer users. The Software for the so-called client portion of the BIC offering (which includes Data Warehouse-related Software and report writing Software) will reside on equipment located at Customer facilities; all other elements of the Software for the BIC offering will reside at Metavante facilities. BIC may be operated by Customer’s or Metavante’s personnel.

F.	“Card Management System” or “CMS” is a tool accessible by Customer that provides online inquiry and maintenance, card issuance, transaction authorization and customer account management for debit, prepaid debit and ATM card programs.

G.	“CIS” means Customer Information System.

H.	“Core System” shall mean the following elements of the Metavante System: the so-called Deposit System, the so-called Loan System and CIS.

I.	“Critical Operations Reports” shall mean each of the following reports: Loan System (R6000-R7530) and Deposit System (R1000-2640 and R2669-R4998), and all enhancements and replacements therefor.

J.	“Demarcation” shall mean the measure from the router into the host, the round trip into the host, then back into the router.

K.	“Data Warehouse” shall mean Metavante’s data warehouse commonly known as “Business Intelligence Center” (which includes the tool commonly known as “Business Objects”), and any permitted successors and replacements therefor.

L.	“Lending Solutions” shall mean the following elements of the Metavante System: the so-called GHR Wholesale Web Site, the so-called GHR Consumer Lending Solution and the so-called GHR Mortgage Lending Solution.

M.	“EFD” shall mean electronic funds delivery.

N.	“Operations Center” shall mean the data center from which Metavante provides the Services.

O.	“Processing Day” shall mean any Monday through Saturday except holidays recognized by the Federal Reserve Bank of New York, other than the following holidays which shall each be deemed to be a Processing Day: Martin Luther King Day, President’s Day, Columbus Day and Veterans Day.
© 2006, Metavante Corporation

P.	“Scheduled Downtime” shall mean any period of non-Availability due to scheduled maintenance as set forth in each description of each Service Level set forth in this Service Level Schedule and other maintenance periods agreed to in writing in advance by the parties.

Q.	“Scheduled Hours of Availability” shall mean the period of time during which Availability is measured for a given Service Level as set forth in each applicable description of each Service Level set forth in this Service Level Schedule.

R.	“Service Level Change” shall have the meaning set forth in Section 2 of Attachment A to this Service Level Schedule.

S.	“Service Level Credit” shall have the meaning set forth in Section 1.4 A of this Service Level Schedule.

T.	“Service Level Credit Event” shall have the meaning set forth in Section 1.5 of this Service Level Schedule.

U.	“Service Level Failure” shall have the meaning set forth in Section 1.4D of this Service Level Schedule.

V.	“Service Level Monthly Cap” shall have the meaning set forth in Section 1.4B of this Service Level Schedule.

W.	“SLA Team” shall have the meaning set forth in Section 3A of Attachment A to this Service Level Schedule.

X.	“Tandem/BASE24” shall mean the application responsible for receiving transaction authorization data from POS, ATM devices and EFT associations. The transaction authorization data is then delivered to host applications for authorization decisions via external associations or directly to the Card Management System.
     1.3      Reporting On Service Levels.
A.	Except as otherwise expressly provided in this Service Level Schedule, all Service Levels shall be measured consistently on a calendar month basis. No later than thirty (30) days following the end of each month, Metavante shall provide Customer with a monthly performance report for the Services, which report shall include its performance with respect to each of the Service Levels, including: a. Metavante’s performance against, and calculations with respect to, each Service Level during the preceding month and prior months; and b. Service Level Failures occurring during the preceding month. Such measurement, monitoring and reporting shall permit Customer to verify compliance with the Service Levels.

B.	Metavante shall promptly investigate, assemble and preserve pertinent information with respect to, report on the causes of and correct all performance related failures associated with, Service Levels, including performing and taking appropriate preventive measures to prevent recurrence. In addition, Metavante shall provide Customer with communications as soon as reasonably practicable with respect to issues that impact or could reasonably be expected to impact Customer. Metavante shall use commercially reasonable efforts to minimize recurrences of such failures for which it is responsible. Customer shall use reasonable efforts to correct and minimize the recurrence of problems for which Customer is responsible and that prevent Metavante from meeting the Service Levels. Metavante shall use commercially reasonable efforts to resolve all problems and requests within the scope of Services notwithstanding whether any Service Level has or has not been met, and shall notify Customer promptly of any such unresolved issues known to it.

C.	Metavante shall maintain reasonable supporting information for each monthly performance report for at least fifteen (15) months and shall, at Customer’s request, make such information available to Customer.

D.	Metavante shall notify Customer promptly in such form and format as the parties mutually agree if Customer becomes entitled to a Service Level Credit. The notice shall specify each Service Level Credit Event and each associated Service Level Failure and the amount of the Service Level Credit that Customer is entitled to receive.
     1.4      Service Level Credits.
A.	A “Service Level Credit” shall mean a percentage credit based on the invoice to be submitted by Metavante to Customer with respect to the Services provided in the month in which a Service Level Failure occurs based on Metavante’s performance relative to the Service Levels. A Service Level Credit is a reduction in price to reflect the reduced value of the Services and is not liquidated damages for Metavante’s failure to meet any Service Level. However, a Service Level Credit shall be an exclusive remedy with respect to a Service Level Failure and shall be in lieu of other contractual remedies except as provided for in Section 8 of this Agreement. Metavante shall apply Service Level Credits to Customer’s invoice in the month following the event giving rise to the Service Level Credit. If no additional invoices are to
© 2006, Metavante Corporation

be issued by Metavante, Metavante shall pay Customer the amount of the Service Level Credit in immediately available funds.

B.	Service Level Credits applied during any month shall not exceed twenty percent (20%) of the applicable monthly invoice prior to the application of any credits (the “Service Level Monthly Cap”).

C.	Service Level Credits payable by Metavante to Customer during any calendar year shall not exceed one hundred percent (100%) of the average monthly fees payable by Customer to Metavante during the previous calendar year prior to the application of any credits.

D.	Service Level Failure. A “Service Level Failure” occurs whenever Metavante fails to meet a Service Level. Metavante shall be excused for a Service Level Failure to the extent the Service Level Failure is attributable to:
(i)	an event to the extent excused under Section 17.11 of the Agreement, or

(ii)	acts or omissions of Customer.
     1.5      Service Level Credit Event. A “Service Level Credit Event” occurs when a Service Level Failure occurs or a series of Service Level Failures occur to the extent specified in this Service Level Schedule.
     1.6      Effective Date of Applicability. Service Levels set forth in this Service Level Schedule shall be applicable the month following the month in which the Commencement Date occurs.
     1.7      Time Periods. Except as otherwise specified, all references to days are to calendar days and all references to hours/minutes are to hours/minutes during a calendar day. All references to times are to Atlantic time; all references to months and quarters are to calendar months and calendar quarters, respectively, unless otherwise specified; all references to weeks are to calendar weeks, with the first day of each week being Sunday. For clarification purposes only, it is understood that currently Atlantic time is one hour ahead of Central time during those periods in which day light savings time is observed and two hours ahead of Central time during non-daylight saving time periods.
     1.8      Periodic Review.
A.	Periodic Review. Upon either party’s request from time to time, the parties may periodically review the performance categories, metrics and Service Levels and modify, add or delete them in accordance with the change process set forth in Attachment A to this Service Level Schedule.

B.	Service Level Review. From time to time, the parties shall meet to discuss performance with respect to, and matters relating to, the Service Levels.
2. SERVICE LEVELS
     2.1      Core System Service Level.
A.	The “Core System Service Level” means that each of the Core Systems shall have ninety-nine percent (99%) Availability. “Availability” means the ability of Customer to access each of the Core Systems and perform transactions necessary to complete the function within each of such Core Systems with up to date information during the Scheduled Hours of Availability. The Scheduled Hours of Availability for the Core System Service Level shall be 7:00 a.m. to 10:00 p.m. each Processing Day. No Schedule Downtime shall exist unless otherwise agreed in writing between the parties. Metavante’s obligation under this Service Level is subject to Customer meeting its 11:00 p.m. input data commitment. However, up to 1:00 a.m., Metavante commits to the 7:00 a.m. online availability from the time Metavante receives Customer input data.

B.	A Service Level Credit Event for the Core System Service Level shall occur if Availability is ninety six and one-half percent (96.5%) or less three times in any consecutive six month period. The Service Level Credit shall be six percent (6%).
© 2006, Metavante Corporation

     2.2      Lending Solutions Service Level.
A. The “Lending Solutions Service Level “ means that each of the Lending Solutions shall have availability via the Internet of 98% as measured on a 30 day running average. “Availability” means the ability of the Customer to access each of the Lending Solutions and perform transactions necessary to complete the function within each of the Lending Solutions with up to date information during the Scheduled Hours of Availability. The Scheduled Hours of Availability for the Lending Solutions Service Level shall be from 7:00 AM to 10:00 PM each Processing Day. However, (a) once per calendar quarter, the Lending Solutions may be unavailable for up to six (6) hours for maintenance or network upgrading form 1:01 a.m. to 7:00 a.m., Monday through Friday, and (b) once per calendar quarter, the Lending Solutions may be unavailable for up to twenty-four (24) hours for maintenance or network upgrading from 1:01 a.m. Sunday to 1:01 a.m. Monday .
B. A Service Level Credit Event for the Lending Solutions Service Level shall occur if Availability is ninety five percent (95%) or less three times in any consecutive six month period. The Service Level Credit shall be six percent (6%).
     2.3      Operations Center Availability Service Level.
A.	The “Operations Center Availability Service Level” means that communications between Customer’s network and the Operations Center shall have ninety-nine and nine-tenths percent (99.9%) Availability. “Availability” means that there are communications between Customer’s network and the Operations Center during Scheduled Hours of Availability. The Scheduled Hours of Availability for the Operations Center Availability Service Level shall be twenty four hours a day, seven days per week. Scheduled Downtime for the Operations Center Availability Service Level is: a. Sundays between 2:00 a.m. and 6:00 a.m.; b. other planned outages of up to one (1) hour per month in the aggregate, provided that Metavante shall notify Customer of any such planned outages using Metavante’s InfoSource notification system at least twenty four (24) hours prior to the planned outage specifying the duration of the planned outage, it being understood that if such outage exceeds the duration of the planned outage, such outage shall not be deemed to be Scheduled Downtime; c. downtime if Customer elects not to have SNS back-up capabilities; and d. equipment maintenance periods that are mutually agreed upon in writing in advance.

B.	A Service Level Credit Event for the Operations Center Availability Service Level shall occur if Availability for a month is ninety six and one-half percent (96.5%) or less three times in any consecutive six month period. The Service Level Credit shall be eight percent (8%).

C.	For the avoidance of doubt, the Operations Center Availability Service Level measures network transport and not necessarily Customer’s experience. For example, a Customer user may assume the network is the cause of an issue when in fact the actual issue is something other than the wide area network (WAN).
     2.4      Business Intelligence Center Service Level.
A.	The “Business Intelligence Center Service Level” means that the BIC shall have ninety-eight percent (98%) Availability. “Availability” means that the BIC is accessible for use by Customer to access the Data Warehouse and that the same is functioning normally in all material respects during Scheduled Hours of Availability. The Scheduled Hours of Availability for the Business Intelligence Center Service Level shall be 7:00 a.m. to 6:00 p.m. each Processing Day. Scheduled Downtime for the Business Intelligence Center Service Level is Sundays.

B.	A Service Level Credit Event for the Business Intelligence Center Service Level shall occur if Availability for a month is ninety five percent (95%) or less for the Business Intelligence Center Service Level occurs three times in any consecutive six month period. The Service Level Credit shall be four percent (4%).
     2.5      Business Intelligence Center Prior Day Data Updates Service Level.
A.	The “Business Intelligence Center Prior Day Data Updates Service Level” means that each Processing Day, Metavante shall initiate and complete associated processing with respect to the BIC no later than 7:00 a.m. the following Business Day after Metavante has received all required posting input data, provided that such data is received no later than 11:00 p.m. on the Processing Day.
© 2006, Metavante Corporation

B.	A Service Level Credit Event for the Business Intelligence Center Processing Service Level shall occur if three or more Service Level Failures occur in any month with respect to the Business Intelligence Center Processing Service Level. The Service Level Credit shall be four percent (4%).
     2.6      Batch Report Service Level.
A.	The “Batch Report Service Level” means that each Processing Day, Metavante shall initiate batch processing with respect to all batch reports and have such processing completed and all Critical Operations Reports available for Customer to obtain from Metavante’s systems within four (4) hours after Customer’s submission to Metavante of a so-called end of day command, provided that Metavante has received from Customer all required posting input data no later than 11:00 p.m. on the Processing Day. However, up to 1:00 a.m., Metavante commits to a rolling four (4) hours from the time Metavante receives Customer input data.

B.	A Service Level Credit Event for the Daily Batch Report Service Level shall occur if a Service Level Failure occurs with respect to the Daily Batch Report Service such that associated processing is not completed and such reports are not available for Customer to obtain by 10:00 a.m. the following day three or more times in any month with respect to the Daily Batch Report Service Level. In each case, the Service Level Credit shall be four percent (4%).
     2.7      Year-End Batch Report Service Level.
A.	The “Year-End Batch Report Service Level” means that Metavante shall initiate batch processing with respect to all year-end batch reports and have such processing completed and all such reports available for Customer to obtain from Metavante’s systems within fifteen (15) hours after Customer’s submission to Metavante of a so-called end of year command, provided that such end of year command is issued no later than 1:00 a.m. the day following the last Processing Day of the applicable year.

B.	A Service Level Credit Event for the Year-End Batch Report Service Level shall occur if Metavante commits a Service Level Failure with respect to the Year-End Batch Report Service Level such that associated processing is not completed and such reports are not available for Customer to obtain by 6:00 a.m. the first Business Day following the submission to Metavante of a so-called end of year command. The Service Level Credit shall be four percent (4%).
     2.8      Tandem/Base 24 Electronic Funds Delivery Service Level.
A.	The “Tandem Electronic Funds Delivery Service Level” means that Tandem/Base 24 shall have ninety-nine and seven tenths percent (99.7%) Availability. “Availability” means Tandem/Base 24 is available and operational and is functioning normally in all material respects with respect to all functions during Scheduled Hours of Availability. The Scheduled Hours of Availability for the Tandem Electronic Funds Delivery Service Level shall be twenty four hours a day, seven days per week. Scheduled Downtime for the Tandem Electronic Funds Delivery Service Level is Sundays between 2:00 a.m. and 6:00 a.m.

B.	A Service Level Credit Event for the Tandem Electronic Funds Delivery Service Level shall occur if Availability for a month is ninety eight percent (98%) or less three times in any consecutive six month period. The Service Level Credit shall be six percent (6%).
     2.9      CMS Electronic Funds Delivery Service Level.
A.	The “CMS Electronic Funds Delivery Service Level” means that CMS shall have ninety-nine and five tenths percent (99.5%) Availability. “Availability” means CMS is available and operational and is functioning normally in all material respects with respect to all functions during Scheduled Hours of Availability. The Scheduled Hours of Availability for the CMS Electronic Funds Delivery Service Level shall be twenty four hours a day, seven days per week. Scheduled Downtime for the CMS Electronic Funds Delivery Service Level is Sundays between 2:00 a.m. and 6:00 a.m.

B.	A Service Level Credit Event for the CMS Electronic Funds Delivery Service Level shall occur if Availability for a month is ninety eight percent (98%) or less three times in any consecutive six month period. The Service Level Credit shall be six percent (6%).
© 2006, Metavante Corporation

     2.10     EFD Reports Service Level.
A.	The “EFD Reports Service Level” means that each day, Metavante shall initiate processing with respect to all daily EFD reports and have all such processing completed and all such reports available for Customer to obtain from Metavante’s systems by 3:00 a.m. the following day.

B.	A Service Level Credit Event for the EFD Reports Monthly Service Level shall occur if a Service Level Failure occurs with respect to the EFD Reports Service Level such that such reports are not available for Customer to obtain by 3:00 p.m. the following day three times in a month. The Service Level Credit for each such Service Level Failure shall be six percent (6%).
     2.11     Teller Transactions Response Time Service Level.
A.	The “Teller Transactions Response Time Service Level” means that Metavante shall process so-called teller transactions in an average of 1.5 seconds or less from the time that the transaction is sent by Customer’s point of demarcation to the time the processed data is returned to Customer’s point of demarcation. The Scheduled Hours of Availability for the Teller Transactions Response Time Service Level shall be 7:00 a.m. to 10:00 p.m. each Processing Day.

B.	A Service Level Credit Event for the Teller Transactions Response Time Service Level shall occur if Metavante processes so-called teller transactions in a month in an average of 5 seconds or more from the time that the transaction is sent by Customer’s point of demarcation to the time the processed data is returned to Customer’s point of demarcation three times in any consecutive six month period. The Service Level Credit shall be six percent (6%).
     2.12     CRT Transactions Response Time Service Level.
A.	The “CRT Transactions Response Time Service Level” means that Metavante shall process so-called CRT transactions in an average of 2.5 seconds or less from the time that the transaction is sent by Customer’s point of demarcation to the time the processed data is returned to Customer’s point of demarcation. The Scheduled Hours of Availability for the CRT Transactions Response Time Service Level shall be 7:00 a.m. to 10:00 p.m. each Processing Day.

B.	A Service Level Credit Event for the CRT Transactions Response Time Service Level shall occur if Metavante processes so-called CRT transactions in a month in an average of 6 seconds or more from the time that the transaction is sent by Customer’s point of demarcation to the time the processed data is returned to Customer’s point of demarcation three times in any consecutive six month period. The Service Level Credit shall be six percent (6%).
© 2006, Metavante Corporation

ATTACHMENT A
SERVICE LEVEL SCHEDULE
Service Levels may be added or modified through the process set forth in this Attachment A to the Service Level Schedule in order to achieve a fair, accurate, meaningful and consistent measurement of Metavante’s performance of the Services.
1. TRIGGER EVENTS. Events or changes that significantly affect Customer’s requirements or Metavante’s delivery of the Services may trigger a party’s desire to delete or modify existing Service Levels or add new Service Levels. Such events and changes include changes in Customer’s business, elimination or addition of Services, regulatory requirements, audit requirements, emerging technology, elimination of technology, external benchmarks and annual review processes between the parties.
2. BUSINESS CASE ASSESSMENT. Upon identifying a party’s desire to add, delete or modify a Service Level (a “Service Level Change”), the parties shall prepare a written analysis of the Service Level Change (a “Business Case Assessment”), including, as appropriate:
A.	Details of the Service Level Change (e.g., measuring tool and methodology, Service Level calculation, exclusions, associated Service Level Credit, projected implementation/effective date);

B.	Objective or expected benefit;

C.	Implementation difficulty, effort and cost, if any, and responsibility therefor;

D.	Cost, if any, and any possibility of mitigation;

E.	Risk factors (e.g., operational, regulatory, controls);

F.	Degree of change;

G.	Nature and extent of impact upon the parties;

H.	Combinational impacts (i.e., how one Service Level affects another);

I.	System implications; and

J.	Issues relating to Applicable Law.
3. SLA TEAM REVIEW.
A.	A joint Metavante-Customer team (the “SLA Team”) shall review, evaluate and potentially modify the Service Level Changes and associated Business Case Assessments.

B.	At a minimum, the SLA Team shall consist of personnel designated by the parties as necessary for an effective review of the Business Case Assessments. The SLA Team shall operate and make decisions by consensus among the parties’ representatives, but approval of proposed Service Level Changes shall not be unreasonably withheld or delayed. With respect to each Service Level Change, the SLA Team shall elect one of three results:
I.	terminate consideration of the Service Level Change without further review;

II.	remand the associated Business Case Assessment to the parties for reconsideration based upon SLA Team’s comments; or

III.	approve the Service Level Change for submission for signoff.
© 2006, Metavante Corporation

4. SIGNOFFS. Before being delivered to Metavante for implementation, the Service Level Change must be reviewed for signoff by Customer and Metavante. If the Service Level Change fails to obtain a required signoff, the SLA Team shall decide whether it should be discarded or refined and resubmitted for signoff. Signoff shall not be unreasonably withheld, delayed or conditioned. Upon sign-off, the parties shall amend in writing the Service Level Schedule accordingly.
5. IMPLEMENTATION. Metavante shall develop a detailed project plan for implementation of each approved Service Level Change. Each plan shall be subject to Customer approval, which approval shall not be unreasonably withheld, delayed or conditioned, and shall include:
A.	a project schedule;

B.	required updates to this schedule and other affected policies, procedures and standards;

C.	a communication plan; and

D.	required changes to systems, reporting schedules, training and processes.
© 2006, Metavante Corporation

TERMINATION FEE SCHEDULE
1. Termination for Convenience. Except as set forth in paragraph 3 of this Schedule, if Customer elects to terminate this Agreement or any Service for any reason, Customer shall pay Metavante the termination fee computed in accordance with Section 8.4 of this Agreement.
2. Termination for Cause by Metavante. If Metavante terminates this Agreement in accordance with Sections 8.2 or 8.3 of the Agreement, then Customer shall pay Metavante the termination fee computed in accordance with Section 8.4 of this Agreement.
3. Termination Fee. Shall be determined as set forth in Section 8.4 of the Agreement.
4. Rebate of Termination Fee. Subject to Metavante’ rights under Section 6 below, Customer shall receive a rebate of a portion of any Termination Fee paid by Customer hereunder in the event that Customer shall enter into a new exclusive agreement with Metavante to receive the Initial Services within six (6) months following the Effective Date of Termination. Such rebate shall be determined according to the following schedule:

Number of Months Following Termination	Rebate
1	100%
2	5/6
3	4/6
4	3/6
5	2/6
6	1/6
5. Payment of Rebate. The applicable rebate of the Termination Fee shall become payable to Customer upon execution of a new exclusive agreement for Initial Services by and between Customer and Metavante within six (6) months following the Effective Date of Termination (the “New Agreement”). The terms of such New Agreement shall be as mutually agreed by the parties and nothing herein shall obligate Metavante or Customer to accept any terms or conditions, whether or not previously acceptable to either of them. The rebate may be paid to Customer by Metavante, in its sole discretion, in the form of a discount to fees payable by Customer under the New Agreement or as a credit against implementation, conversion, training, or professional services fees payable by Customer, or in such other manner as Metavante shall decide.
6. Revocation. Customer’s right to receive the rebate of the Termination Fee as provided under Section 5 of this Schedule may not be cancelled or revoked except by a written instrument that is (a) signed by Metavante expressly revoking Customer’s right to receive such rebate; and (b) delivered to Customer by Metavante within thirty (30) days following the date of termination of this Agreement.
© 2006, Metavante Corporation

MasterCard® SecureCode™ Service
Participation Schedule
The Undersigned (“Customer”) and Metavante Corporation have executed a Services Agreement pursuant to which Metavante has agreed to perform certain services in support of Customer’s participation in the card program of MasterCard International Inc. (the “Services Agreement”). Effective November 1, 2004, MasterCard International Inc. has established the MasterCard® SecureCode™ Program (the “SecureCode Program”) which establishes a protocol for authenticating cardholders in online transactions. Participation in the SecureCode Program is mandatory for Acquirers and Issuers. By signing below, Customer requests to participate in the SecureCode Program as an Issuer.
For good and valuable consideration, receipt of which is hereby acknowledged, Customer agrees as follows:
1.	Customer authorizes and directs Metavante to enroll Customer in the SecureCode Program as an Issuer. As Customer’s third party processor for MasterCard transactions, Metavante will provide services as described in Exhibit A for Customer in support of its participation in the SecureCode Program in accordance with the terms and subject to all terms, limitations, and conditions of the Services Agreement, but Metavante has no responsibility or obligation for the SecureCode Program itself. Customer acknowledges and agrees that this is Metavante’s sole responsibility in connection with the SecureCode Program and that Metavante will have no other obligation or liability to Customer related to the Program.

2.	Customer will pay the additional fees to Metavante as described in Exhibit A hereto and any and all fees assessed by MasterCard in connection with the SecureCode Program.

3.	Customer will be responsible for all obligations imposed by MasterCard upon Issuers participating in the SecureCode Service. In particular, and without limitation, Customer will be responsible for fraudulent transactions when the cardholder’s identity is authenticated through a password that the cardholder provides when making an online purchase under the SecureCode Program. Customer will be responsible for contracting with its cardholders to provide the service to them, and for establishing terms of its cardholders’ use of the service in accordance with MasterCard’s operating regulations. Metavante may provide Customer with samples of cardholder terms for the program that have been provided to Metavante by MasterCard or other third parties, but Customer acknowledges and agrees that these forms are provided by Metavante “AS IS” and without warranty or representation of any kind.

4.	Customer agrees to indemnify, defend, and hold Metavante harmless from any and all loss, liability, claims, costs, and expenses relating to Customer’s participation in the SecureCode Program as an Issuer.
By signing below, Customer agrees to the foregoing and indicates its desire to participate in the SecureCode Program as an Issuer.
Oriental Financial Group Inc.
(Customer)

By:

Date:

© 2006, Metavante Corporation

Exhibit A
Services & Fees
The following costs apply to credit and debit card programs using MasterCard® SecureCode™.
One-time Fees
Set-up fee: $800 per scheduled implementation.
One charge for both credit and debit card programs, if SecureCode is implemented for both programs at the same time and both programs are at Metavante. Additionally, all card programs must use the same implementation model. Each implementation model is considered a separate setup and is billed accordingly.
HTML Conversion fee: $50 per document if Metavante converts to HTML for clients. This applies to items required for the SecureCode Web site, which can include the Terms of Service and Privacy Policy information.
Change requests: $275 for each individual request. Multiple items submitted on the same request form are billed at $275 for the first item and $55 for each subsequent item. This is in reference to changes requested by the client for their SecureCode Web site.
Ongoing Monthly Expenses
Monthly Web site Hosting Fee: $38 per month, per financial institution One charge for both credit and debit card programs, if both card programs use the same Web site and both process with Metavante.
User fee: $0.075 per card, per month
The fee applies to cards that are enrolled or active on the SecureCode platform.
Authentication fee: $0.01 per SecureCode authentication attempt
Cardholder support pricing for after hours: $35 per month (optional, applies to debit card and prepaid debit card programs only)
MasterCard Expenses
MasterCard charges a fee for annual directory and program support associated with the MasterCard SecureCode program. This fee is charged only to principal members of MasterCard; it does not apply to clients with programs in ICA 5484 (debit) or 1166 (credit). Effective January 1, 2005, the fee is $1,500 per year for clients with fewer than 50,000 combined MasterCard credit and debit cards. For clients with 50,000 or more cards, the fee is $3,000 per year.
There may be additional expenses required by MasterCard that have not been determined. For complete information about charges from MasterCard for the SecureCode program, see the MasterCard International operating regulations.